EXHIBIT 10.1

XPEDITE SYSTEMS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into by and between XPEDITE SYSTEMS, INC. a Delaware corporation (the “Company”), and TRAVIS LEE PROVOW (the “Employee”), as of August 1, 2003 (the “Effective Date”).

BACKGROUND STATEMENT

The Company is engaged in the business of designing, developing, marketing, selling and provisioning multimedia business communication and transaction services, including campaign management e-mail and voice services, electronic invoicing and payment, and high-volume broadcast messaging applications, utilizing automated platforms and the following modes of communication: e-mail, secure e-mail, wireless, voice and fax (the “Business”). The Business is conducted within the United States and various countries around the world. The Company considers it to be in its best interest to enter into this Agreement with the Employee; and the Employee is willing to render such services to the Company in accordance with the provisions of this Agreement.

THEREFORE, in consideration of and reliance upon the foregoing Background Statement and the representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the Company and the Employee agree to the following:

TERMS

Section 1. Duties. The Company hereby employs the Employee as President of the Company. The Employee will have the powers, duties and responsibilities from time to time assigned to him by the Chief Executive Officer of PTEK Holdings, Inc. (“PTEK”). The Employee will be the President of the Company and his duties will include those normally associated with the President of a corporation, including day-to-day management responsibility for the sales and operations and global profit and loss responsibility of the Company, subject to the direction and control of the Chief Executive Officer of PTEK. Employee will have shared responsibility for product strategy and development, finance and corporate development related to the Company. In the event of a Change of Control (as defined below) of the Company or PTEK, the term “Chief Executive Officer of PTEK” will be replaced with the “Board of Directors” of the Company or PTEK, as applicable. The Employee will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company. The Employee’s duties hereunder are to be performed at PTEK’s corporate offices located in Atlanta, Georgia; provided, however, the Employee will be required to spend as much time as necessary at the Company’s corporate offices in Tinton Falls, New Jersey and other locations in North America, Europe and Asia in order to carry out his duties hereunder.

Section 2.    Compensation.

Section 2.1. Base Salary. During the term of the Employee’s employment under this Agreement, the Company will pay the Employee an annual base salary of three hundred fifty-thousand dollars ($350,000.00), payable in accordance with the Company’s standard payroll practices.

Section 2.2. Bonus Compensation.

(a)    In addition to his base salary, the Employee will be entitled to earn a base bonus and an annual incentive bonus for each calendar year during the term of this Agreement in the amounts determined in sections 2.2 (b) and (c) below based on (i) the Company achieving its quarterly and annual targets for revenue (“Revenue”), earnings before interest, taxes, depreciation and amortization (“Ebitda”) and capital expenditures (“Capex”), and (ii) any other individual achievement metrics as determined by the Chief Executive Officer of PTEK. The weighting of the targets for the bonus shall be determined by the Chief Executive Officer of PTEK. Revenue, Ebitda and Capex targets and actual Revenue, Ebitda and Capex shall be determined by the Company in the same manner as for other senior corporate officers of the Company.

(b)    The Employee’s target base bonus for each calendar year will be equal to fifty percent (50%) of his annual base salary for such year, subject to a sliding scale adjustment described below, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. The target base bonus will be based on Revenue, Ebitda, Capex and any individual achievement metrics weighted in the percentages to be determined by the Chief Executive Officer of PTEK on an annual basis. Employee will be entitled to a portion or full payment of the bonus applicable to each target metric based on a percentage achievement of the target metrics as follows:

Percentage of Target (e.g., Revenue, Ebitda, Capex, etc.)	Percentage of Bonus Earned for each Target Metric
90%-94.99%	70%
95%-99%	85%
100%	100%

(c) The Employee’s target incentive bonus for each calendar year will be equal to fifty percent (50%) of his annual base salary for such year, based on achievement of one hundred five percent (105%) and above of the annual incentive bonus target metrics. The bonus will be based on Revenue, Ebitda, Capex and any individual achievement metrics weighted in the percentages to be determined by the Chief Executive Officer of PTEK on an annual basis. Employee will be entitled to a portion or full payment of the bonus applicable to each target metric based on a percentage achievement of the target metrics as follows

Percentage of Target (e.g., Revenue, Ebitda, Capex, etc.)	Percentage of Annual Incentive Bonus Earned for each Target Metric
105%-109.99%	25%
110%-114.99%	50%
115%-119.99%	75%
120%	100%

The timing of determination and the date of payment of the Bonus would be consistent with the payment dates for the other senior officers of PTEK or the Company.

Section 2.3. Employee Benefits. During the term of his employment under this Agreement, the Employee will be entitled to participate in all employee benefit programs, including pension and profit-sharing plans, and any medical, health, dental, disability and other insurance programs and any fringe benefits generally available to other senior executives of the Company. The Company shall pay Employee’s membership dues at the Hawks Ridge Country Club during the term of his employment.

Section 2.4. Reimbursement of Expenses. The Company will reimburse the Employee, in accordance with the Company’s policies, for all reasonable expenses incurred by the Employee in performing his duties hereunder. Notwithstanding the foregoing, the Company will have no obligation to pay reimbursements under this Section 2.4 unless the Employee submits timely reports of his expenditures to the Company in the manner prescribed by the Company and the rules and regulations underlying Section 162 of the Internal Revenue Code, as amended (the “Code”).

Section 2.5. Vacation. The Employee will be entitled to three (3) weeks paid vacation annually in accordance with the Company’s policies.

Section 2.6. Automobile Allowance. During the term of his employment under this Agreement, the Company will pay the Employee a monthly automobile allowance of one thousand dollars ($1,000.00), payable in accordance with the Company’s standard payroll practices.

Section 3.    Term of Employment. Subject to Section 4 hereof, the Employee’s initial term of employment under this Agreement will begin on the Effective Date and will expire on July 31, 2006.

Section 4.    Termination of Employment.

Section 4.1. Automatic Termination. The Employee’s employment hereunder will terminate automatically upon the death of the Employee.

Section 4.2. Termination by the Company.

(a)     The Company may terminate the Employee’s employment under this Agreement for “Cause,” which shall consist of any of the following: (i) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its affiliates (including harm to the business reputation of the Company or any of its affiliates); (ii) the indictment of the Employee for the commission or perpetration of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the breach by the Employee of any material term or covenant of this Agreement and such breach is not cured, if it is susceptible to cure, within thirty (30) days following receipt of notice from the Company setting forth the allegations of Cause; or (iv) the failure of the Employee to devote substantially all of his business time to the Company’s business and affairs as provided in Section 1 hereof.

(b)     If the Company terminates the Employee’s employment under this Agreement without Cause either before a Change in Control, or more than twelve (12) months after a Change in Control, the Employee will be entitled to receive (i) severance pay equal to one hundred percent (100%) of the Employee’s annual base salary in effect on the date of termination (the “Termination Date”), plus (ii) the cost of the Employee’s COBRA coverage over the twelve (12) month period following the Termination Date, both payable in accordance with the Company’s payroll practices over such twelve (12) month period. Such COBRA coverage shall be the same as was in effect on the Termination Date.

(c)     If, during the twelve (12) month period following a Change in Control, the Employee’s employment with the Company is terminated by the Company for any reason other than Cause, the Employee will be entitled to receive (A) severance pay equal to two hundred percent (200%) of the Employee’s annual base salary in effect on the Termination Date, plus (B) the cost of the Employee’s COBRA coverage over the twenty-four (24) month period following the Termination Date (determined based on the amount per month that would be due for COBRA coverage during the initial 18 month COBRA coverage period), both payable in accordance with the Company’s payroll practices over such twenty-four (24) month period. Such COBRA coverage shall be the same as was in effect on the Termination Date.

(d)     For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)     An acquisition (other than directly from PTEK) of any voting securities of PTEK (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of PTEK’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (I) PTEK or (II) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by PTEK (a “Subsidiary”), or (B) PTEK or any Subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (i); or

(ii)     The individuals who, as of the date of this Agreement, are members of the Board of Directors of PTEK (the “Incumbent Board”) cease for any reason to constitute at least sixty percent (60%) of the Board; provided, however, that if the election, or nomination for election by PTEK’s shareholders, of any new director was approved by a vote of at least eighty percent (80%) of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)     Approval by the shareholders of PTEK of:

(A)	a merger, consolidation or reorganization involving PTEK, unless:

(I)    the shareholders of PTEK, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least two-thirds (2/3) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(II)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least eighty percent (80%) of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (I) and (II) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”); or

(B)     A complete liquidation or dissolution of PTEK; or

(C)     An agreement for the sale or other disposition of all or substantially all of the assets of PTEK to any Person (other than a transfer to a Subsidiary); or

(D)     A transaction in which PTEK recapitalizes itself and uses the proceeds of such a recapitalization to buy back or tender common stock or declares a special cash dividend in excess of $.50 per share of common stock; or

(iv)     A sale of all or substantially all of the stock or assets of the Company through a merger, share exchange or sale and the Employee does not become employed by PTEK or a PTEK affiliate as of the closing date of such sale, merger or other transaction.

Section 4.3. Termination by the Employee. The Employee may terminate his employment under this Agreement by giving the Company at least thirty (30) days prior written notice.

Section 4.4. Compensation Upon Termination. In the event the Company terminates the Employee’s employment hereunder for any reason other than Cause, or if the Employee terminates his employment pursuant to Section 4.3, the Company will pay to the Employee, in addition to any amounts payable pursuant to Section 4.2, his accrued base salary through the termination date and a pro rata portion of any bonus earned by the employee with respect to the calendar year in which the termination occurs, which will be paid within a reasonable period of time after the amount of his bonus is determined. In the event the Company terminates the Employee’s employment hereunder for Cause, the Company will pay to the Employee his accrued base salary through the termination date, but the Employee will not be entitled to any bonus compensation with respect to the calendar year in which termination occurs, including any bonus compensation that has been earned but not paid as of the termination date.

Section 5.    Restrictive Covenants.

Section 5.1. Prohibited Activities. During the Restricted Period (as defined below), the Employee will not, directly or indirectly, for the Employee’s own account or for or on behalf of any other person or entity, whether as an owner, operator, officer, director, employee, partner, principal, joint venturer, consultant, investor, shareholder or independent contractor:

(a)     Non-competition. Perform, within a 75-mile radius of each of the locations set forth on Exhibit A attached hereto (collectively, the “Territory”), executive management, sales or administrative services of substantially the same nature or character as those provided to the Company by the Employee for or on behalf of any business or other entity engaged in the Business or in competition with the Company. Executive acknowledges and agrees that in connection with his performance of the duties set forth in Section 1, Executive will be performing services and have overall responsibility for each of the office locations set forth in Exhibit A attached hereto.

(b)     Non-solicitation. Solicit for the purpose of engaging in the Business or competing with the Company any (i) customers of the Company who were customers of the Company during the one (1) year period preceding Employee’s termination and with whom the Employee had material contact (defined as direct or indirect influence over any goodwill generated with such customer either through the Employee’s communications with such customer or by virtue of the Employee’s status as a key employee of the Company), or (ii) prospective customers of the Company who, within two (2) years prior to Employee’s termination, had been the subject of individually targeted solicitation by Company representatives to become a customer of the Company and where the Employee supervised and/or participated in such solicitation activities.

(c)     Non-recruitment. Solicit or induce, or attempt to solicit or induce, any of the Company’s employees, consultants, or independent contractors to terminate their relationship with the Company or to establish a relationship with a competitor of the Company of substantially the same nature or character theretofore existing with respect to the Company.

(d)     Non-disparagement. Speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business or reputation of the Company.

For purposes of this Agreement, the Restricted Period will be a period beginning on the Effective Date and continuing for a period of one (1) year after the termination or expiration of the Employee’s employment hereunder, regardless of the reason for such termination or expiration. The foregoing notwithstanding, the Employee may own up to five percent (5%) of any class of securities registered pursuant to the 1934 Act of any corporation engaged in competition with the Company so long as the Employee does not otherwise (i) participate in the management or operation of any such business in such a manner as to be engaged in competition with the Company, or (ii) violate any other provision of this Agreement. The Employee understands and agrees that, by virtue of the Employee’s position with the Company, the Employee will have substantial access to and impact on the goodwill, confidential information and other legitimate business interests of the Company, and therefore will be in a position to have a substantial adverse impact on the Company’s business interests should the Employee engage in activities in violation of the restrictive covenants of this Section 5.1. The Employee acknowledges that the Company is materially relying upon the Employee’s compliance with the terms of this

Section 5.1 and that the Employee’s covenants herein are material to the Company’s ongoing operations. The Employee further acknowledges that the Employee’s adherence to the restrictive covenants set forth in this Section 5.1 is also an important and substantial part of the consideration that the Company is receiving under this Agreement, and agrees that the term, geographic area and scope of the restrictive covenants in this Section 5.1 are reasonably necessary to protect and preserve the legitimate business interest of the Company and enforceable in all respects. Employee further acknowledges and agrees the Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. The Employee consents to the entry of injunctive relief to enforce such covenants, without necessity of posting bond, in addition to such other relief to which the Company may be entitled by law.

Section 5.2. Trade Secrets.

(a)     The Employee agrees to maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Company, any Trade Secret (as defined below) of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the unauthorized acts or omissions of the Employee.

(b)     The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during his employment hereunder and for a period of one (1) year thereafter.

(c)     Upon termination of his employment, the Employee shall leave with the Company all business records, contracts, calendars, databases, telephone lists, rolodexes, and other materials or business records relating to the Company, its business or customers, including all physical and electronic copies thereof, whether or not the Employee prepared such materials or records himself; provided that the Employee shall have the right to retain any personal property (including personal records) maintained at the Company’s offices or otherwise.

(d)     The Employee may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel’s reasonable opinion) to do so, provided that the Employee shall first have notified the Company in writing of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Company to seek an appropriate protective order.

(e)     “Trade Secret” shall mean any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Business Information” shall mean any nonpublic information of a competitively sensitive nature, other than Trade Secrets, acquired by the Employee, directly or indirectly, in connection with the Employee’s employment, including (without limitation) oral and written information concerning the Company’s financial position and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information.

Section 5.3. Remedies. In the event the Employee violates or threatens to violate the provisions of this Section 5, the parties acknowledge and agree that damages at law will be an insufficient remedy and that the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company, and no bond or security will be required in connection with such equitable relief.

Section 5.4. Counterclaims. The existence of any claim or cause of action the Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

Section 5.5. Company. For purposes of this Section 5, “Company” shall include the Company and all of its direct and indirect subsidiaries, and any predecessors and successors of the Company.

Section 5.6. Modification. The Employee and the Company agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of this Section 5, including the definition of the terms “Business,” “Trade Secrets” and “Confidential Business Information,” to reflect changes in the Company’s business and affairs so that the scope of the limitations placed on the Employee’s activities by this Section 5 accomplish the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when embodied in a written document signed by the Employee and the Company. This Section 5 shall survive any termination of this Agreement.

Section 6.    Ownership of Employee’s Work

Section 6.1. Company Developments. The Employee hereby assigns to the Company all of the Employee’s right, title and interest (including, without limitation, the right to file and prosecute applications for domestic and foreign letters patent and to have issued such letters patent) in any and all Company Developments. “Company

Developments” means any Development that (a) is conceived, completed or reduced to practice during the Employee’s employment with the Company solely or jointly by the Employee, or created wholly or in part by the Employee, whether or not such Development is patentable, copyrightable or susceptible to other forms of protection, and (b)(i) relates to the actual or anticipated business, research or development of the Company, (ii) results from any work the Employee does using any equipment, facilities, materials, trade secrets or personnel of the Company, or (iii) is suggested by or results from any task assigned to the Employee or work performed by the Employee for or on behalf of the Company. “Development” means any idea, invention, discovery, improvement, innovation, design of a useful article (whether the design is ornamental or otherwise), computer program and related documentation, and other work of authorship.

Section 6.2. Works Made for Hire. The Employee acknowledges that all writings and works of authorship, including, without limitation, works that contain software program codes, that the Employee makes or conceives, alone or with others, during the period of time the Employee is employed by the Company and that relate in any way to the actual or then-prospective business of the Company or its subsidiaries or affiliates are works made for hire and the property of the Company, including, without limitation, copyrights on those writings and works of authorship and the right to file and prosecute applications for domestic and foreign letters patent and to have issued such letters patent with respect to such writings and works of authorship.

Section 6.3. Copyrights. The Employee hereby assigns to the Company all the Employee’s right, title, and interest of any kind, and nature in and to all copyrights, copyright licenses, and copyright interests of every kind and nature, and any and all renewals and extensions thereof that may be secured under all laws now or hereafter in force and any and all causes of action heretofore accrued or which may hereafter accrue in the Employee’s favor for infringement of such copyrights, copyright licenses, and copyright interests that the Employee makes or conceives, alone or with others, during the period of time in which the Employee is employed by the Company, and that relate in any way to the actual or then-prospective business of the Company or its subsidiaries or affiliates, whether or not published, to the full extent of such rights.

Section 7. Compliance With Other Agreements. The Employee represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of his obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Employee is a party or may be bound.

Section 8. Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

Section 9.   Waiver. A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or a waiver of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

Section 10. Amendment. This Agreement may not be amended or modified except by a writing signed by both parties.

Section 11. Headings. The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

Section 12. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 13. Number and Pronouns. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

Section 14. Assignment; Binding Effect. Neither this Agreement nor any right or interest hereunder shall be assignable by either the Employee or the Company without the other party’s prior written consent; provided, however, that nothing in this Section 14 shall preclude (i) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

Section 15. Arbitration. Any dispute between the parties shall be resolved through binding arbitration conducted by the American Arbitration Association under the rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and hereby consent to jurisdiction and venue there. The predominately nonprevailing party, as determined by the arbitrator(s), shall pay the reasonable attorneys’ fees and other expenses of the predominately prevailing party in any such arbitration or resulting litigation.

Section 16. Entire Agreement. With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto except as embodied herein.

Section 17. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law.

Section 18. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

Xpedite Systems, Inc.

c/o Ptek Holdings, Inc.

3399 Peachtree Road

The Lenox Building, Suite 700

Atlanta, GA 30326

Attention: Chief Financial Officer

Facsimile:

With a copy to (which shall not constitute notice):

PTEK Holdings, Inc.

3399 Peachtree Road

The Lenox Building, Suite 700

Atlanta, GA 30326

Attn: Chief Legal Officer

Facsimile: (404) 262-8540

If to the Employee:

Travis Lee Provow

310 Pilgrimage Pt.

Alpharetta, GA 30022

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

XPEDITE SYSTEMS, INC.

By: /s/ Boland T. Jones

Its: Chairman

EMPLOYEE

/s/ Travis Lee Provow                                  (SEAL)

Travis Lee Provow

EXHIBIT A

3399 Peachtree Road	Two City Place Dr.
Atlanta, GA 30326	Suite 200
St.Louis MO 63141
3001 N. Rocky Point Drive East
Suite 231
Tampa, FL 33607
1104 Imperial Road
100 Tormee Drive	Cary, NC 27511
Tinton Falls, NJ 07724

15230 North 75th Street	20397 Route 19
Suite 1031	Suite 310
Scottsdale, AZ 85250	Cranberry Township, PA 16066
8880 Rio San Diego Drive	8401 Greensboro Drive
Suite 800	Suite 140
San Diego, CA 92108	McLean, VA 22102
100 First Street	Sawgrass Lake Center
Suite 1715	13450 West Sunrise Blvd
San Francisco, CA 94105	Suite 190
Sunrise, FL 33323
1001 Fourth Avenue Plaza
Suite 3200	5550 LBJ Freeway
Seattle, WA 98154	Suite 230
Dallas, TX 75240
300 South Wacker
Suite 250	13201 NW Freeway
Chicago, IL 60606	Suite 502
Houston, TX 77040
980 Washington Street
Suite 124
Dedham, MA 02026
30500 Northwestern Highway
Suite 315
Farmington Hills, MI 48334
Union Plaza Officenter
333 N. Washington Avenue
Suite 310
Minneapolis, MN 55401

132 Nassau Street

Suite 711

New York, NY 10038

23240 Chagrin Blvd.

Suite 800

Cleveland, OH 44122

901 North Lake Destiny Drive

Suite 148

Maitland, Florida 32751